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                                                                     EXHIBIT 5.1

                                  June 7, 1996

960224

Cliffs Drilling Company
1200 Smith Street, Suite 300
Houston, Texas 77002

Gentlemen:

     As set forth in the Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission by Cliffs Drilling Company, a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), relating to the offer and sale by Viking Supply Ships A.S., a corporation organized under the laws of Norway ("Viking"), and Production Partner Inc., a corporation organized under the laws of Liberia ("Partner"), of 1,200,000 shares (the "Shares") of common stock, $0.01 par value per share (the "Common Stock"), of the Company from time to time pursuant to Rule 415 under the Act, certain legal matters in connection with the Shares are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

     In our capacity as your counsel in the connection referred to above, we have examined, as a basis for the opinions hereinafter expressed, (a) the Certificate of Incorporation and Bylaws of the Company, each as amended to date,
(b) the Acquisition Agreement dated as of May 13, 1996 by and among Southwestern Offshore Corporation, Viking, Ocean Master III Inc., Partner, Trivium Investments Limited, Helge Ringdal and the Company, Cliffs Drilling Asset Acquisition Company and Cliffs Drilling Merger Company, (c) the Registration Rights Agreement dated as of May 23, 1996 by and among the Company, Viking, and Partner, and (d) the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.

     Based upon our examination as aforesaid, we are of the opinion that:

     1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

     2. The Shares have been duly authorized and are validly issued, fully paid and nonassessable shares of Common Stock of the Company.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our Firm under "Experts" in the prospectus forming a part of the Registration Statement.

                                          Very truly yours,

                                          /s/  GRIGGS & HARRISON, P.C.